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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it herewith registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              -------------------


Name:                    VARIABLE ANNUITY ACCOUNT SEVEN


Address of Principal Business Office:

                   c/o Anchor National Life Insurance Company
                              1 SunAmerica Center
                           Los Angeles, CA 90067-6022

Telephone:                       (310) 772-6000

Name and Address of agent for service of process:

                             Susan L. Harris, Esq.
                              c/o SunAmerica Inc.
                              1 SunAmerica Center
                                  Century City
                           Los Angeles, CA 90067-6022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section (8b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                          Yes: [X]              No: [ ]


                              -------------------


Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification to be duly signed on behalf of the registrant in the City of Los Angeles and the State of California on September 16, 1998.


                            VARIABLE ANNUITY ACCOUNT SEVEN
                                  (Registrant)

                            By:  ANCHOR NATIONAL LIFE INSURANCE COMPANY
                                  (Depositor)


Attest:

/s/ MALLARY L. REZNIK                            By: /s/ SUSAN L. HARRIS
-------------------------                           ---------------------------
    Mallary L. Reznik                                    Susan L. Harris
                                                      Senior Vice President